Exhibit 99.1

Contacts:

Dave Hage	Kristyn Hutzell
Executive Vice President	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

POWER-ONE UPDATES FIRST QUARTER OUTLOOK

CAMARILLO, California, April 10, 2008 – Power-One, Inc. (NASDAQ: PWER), a leading provider of power conversion and power management solutions, today announced that it expects revenues for the first quarter of 2008 to be in the range of $116 to $118 million compared to prior guidance of $130 million to $135 million.  The company expects a net loss in the range of $0.14 to $0.16 per share versus its previous guidance of net loss of $0.04 to $0.07 per share.

The primary factors affecting revenue and profitability were related to the company’s inability to deliver product on time to its customers.  These factors included manufacturing planning inefficiencies and supply chain constraints.  Overall order rates and bookings during the first quarter were strong, particularly in renewable energy inverters and server/storage products.

The company is in the process of implementing detailed plans to improve its operational and financial performance and drive long-term growth and profitability.  Based on these plans, the company has already launched initiatives addressing supply chain issues, including programs to lower material costs, the acceleration of the transfer of manufacturing to China, and the implementation of new sales and operations planning processes.  The company expects these steps to result in the improvement of on-time delivery, reduction of manufacturing inefficiencies, and an increase in gross margin. Coupled with the company’s strong backlog, these initiatives should result in significantly improved financial performance beginning in the second quarter and accelerating into the third quarter.

Management will discuss its plans and recently implemented initiatives during its first-quarter results conference call, which is scheduled at the close of market on Thursday, April 24.  A conference call to discuss the first quarter financial results and near-term outlook is scheduled that same day at 2PM PDT/ 5PM EDT.  Investors who would like to listen to the live conference call may go to the investor relations section at www.power-one.com.

About Power-One:

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, medical diagnostics, military, railway controls, semiconductor test equipment, and custom applications.  Power-One, with headquarters in Camarillo, CA, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas.  Please visit www.power-one.com for more information.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to; the Company’s ability to improve its operational efficiencies; the Company’s success in securing improvements in its supply chain, including reductions in material costs; the timing and results achieved in completing product manufacturing transitions to Company facilities in China; the ability to implement improved sales and operations planning processes, and the success of any such processes once implemented; and success in achieving increases in gross margins resulting from any steps taken by the Company in the nature of improvements in processes and operations.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

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